EXHIBIT 95

MINE SAFETY DISCLOSURES

During the reporting period, our subsidiary MOR-PPM, Inc. (“PPM”) received three significant and substantial citations from the Mine Safety and Health Administration (“MSHA”) for work performed at Unimin Corporation’s Ottawa Pit & Plant Mine in LeSueur, MN. All three citations were subsequently terminated by MSHA. The total proposed civil penalties assessed by MSHA related to PPM’s work at the Ottawa Pit & Plant Mine for this reporting period was $1,944. PPM has no other disclosures to report under sec. 1503 for the Ottawa Pit & Plant Mine.
During the reporting period, PPM also received one significant and substantial citation from MSHA for work performed at Unimin Corporation’s Tunnel City Mine in Tomah, WI. The citation was subsequently terminated by MSHA. The total proposed civil penalties assessed by MSHA related to PPM’s work at the Tunnel City Mine for this reporting period was $785. PPM has no other disclosures to report under sec. 1503 for the Tunnel City Mine.
During the reporting period, PPM also received one significant and substantial citation from MSHA for work performed at Unimin Corporation’s Kasota Pit & Plant Mine in Kasota, MN. The citation was subsequently terminated by MSHA. The total proposed civil penalties assessed by MSHA related to PPM’s work at the Kasota Pit & Plant Mine for this reporting period was $3,881. PPM has no other disclosures to report under sec. 1503 for the Kasota Pit & Plant Mine.